As Filed with the Securities and Exchange Commission on July 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-1479306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 E Commercial Blvd Ste 1000 Fort Lauderdale, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

ITG, Inc. Omnibus Incentive Plan

(Full title of the plan)

Andrew D. Parrott

Chief Executive Officer

2400 E Commercial Blvd Ste 1000

Fort Lauderdale, FL 33308

(Name and address of agent for service)

(615) 447-5347

(Telephone number, including area code, of agent for service)

With copies to:

Joshua N. Korff, P.C.

Michael Kim, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the ITG, Inc. Omnibus Incentive Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by ITG, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)

the Registrant’s Prospectus relating to the offering of Class A common stock, par value $0.001 per share, of the Registrant (the “Class A Common Stock”) dated June 30, 2026 and filed with the Commission on July  1, 2026, pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Form S-1 (File No. 333-296557) (as amended, including all exhibits);

(b)

the description of the Class  A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 30, 2026, pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description; and

(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2026.

All reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, as well as any information deemed furnished to, rather than filed with, the Commission, unless expressly indicated otherwise) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to directors, officers, employees or agents. As permitted by Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws of the Registrant provide that:

•

the Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

the rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Registrant has obtained and intends to maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

The Registrant has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Plan also provides that the committee administering the Plan may employ legal counsel, consultants and agents and may rely upon opinions and computations received from such persons. The Plan provides that, to the maximum extent permitted by applicable law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Registrant or any of its affiliates and each member or former member of the committee or the Board shall be indemnified and held harmless by the Registrant against certain costs, expenses and liabilities, and advanced amounts necessary to pay the foregoing, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such person’s own fraud or bad faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above discussion of the DGCL, the amended and restated certificate of incorporation, the amended and restated bylaws, the indemnification agreements, the Plan and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of ITG, Inc.

4.2*	Amended and Restated Bylaws of ITG, Inc.

4.3*	ITG, Inc. Omnibus Incentive Plan.

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Grant Thornton LLP, as to ITG, Inc.

23.2*	Consent of Grant Thornton LLP, as to ITG Parent, LLC.

23.3*	Consent of RSM US LLP, as to ITG Parent, LLC.

23.4*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

23.5*	Consent of Altman Solon US, LP.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on July 2, 2026.

ITG, INC.

By:	/s/ Andrew D. Parrott
Name:	Andrew D. Parrott
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Andrew D. Parrott, Christopher H. Mecray and Michael G. Brooks, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 2, 2026.

Signature	Title

/s/ Andrew D. Parrott Andrew D. Parrott	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Christopher H. Mecray Christopher H. Mecray	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael G. Brooks Michael G. Brooks	Chair of the Board of Directors

/s/ Peter A. Giacalone Peter A. Giacalone	Director

/s/ William G. LaPerch William G. LaPerch	Director

/s/ James S. Lee James S. Lee	Director

/s/ Nicholas G. Papadakis Nicholas G. Papadakis	Director

/s/ Dylan G. Petre Dylan G. Petre	Director

/s/ Francis A. Braun III Francis A. Braun III	Director

/s/ Robert L. Wu Robert L. Wu	Director